The Governor Tyler 1881 Grove Avenue Radford, VA 24141 Telephone (540) 633-7978 Fax (540) 633-7979
News Release

New River Pharmaceuticals Prices $125 Million Convertible Subordinated Notes; Company to Repurchase up to $51 million in Common Stock

RADFORD, Va. - (July 19, 2006) - New River Pharmaceuticals (Nasdaq: NRPH) today announced the pricing of $125,000,000 aggregate principal amount of Convertible Subordinated Notes due 2013. The notes are being sold in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). New River has also granted the initial purchasers an option to purchase up to an additional $18,750,000 aggregate principal amount of the notes to cover over-allotments.

The Notes will pay interest semiannually at a rate of 3.5 percent per annum, and will be convertible at the holder's option, at an initial conversion rate of 29.0803 shares per $1,000 principal amount of notes, which represents a 25 percent conversion premium based on the last reported sale price of $27.51 per share on July 19, 2006. In certain circumstances, the notes may be convertible into cash up to the principal amount. With respect to any excess conversion value, the notes may be convertible into cash, shares of New River common stock or a combination of cash and common stock, at New River's option.

New River estimates that the net proceeds from this offering will be approximately $120.9 million after deducting the initial purchasers’ discounts and commissions and estimated offering expenses (or $139.1 million if the initial purchasers’ over-allotment option is exercised in full).

New River will use the net proceeds from the offering and the proceeds of the warrant transactions referred to below to repurchase up to approximately $51.0 million worth of shares of its common stock, of which $41.0 million will be repurchased contemporaneously with the closing of the sale of the notes. In addition, New River expects thereafter to repurchase up to $10.0 million of its common stock in the open market pursuant to its share repurchase program. Proceeds from the transactions also will be used to fund convertible note hedge transactions that New River expects to enter into with affiliates of one of the initial purchasers of the notes. These convertible note hedge transactions are designed to offset New River’s exposure to potential dilution of conversion of the notes. New River will enter into separate warrant transactions with affiliates of one of the initial purchasers. Taken together, the convertible note hedge and warrant transactions will generally have the effect on the company of increasing the conversion price of the notes to approximately $41.27 per share, representing a 50 percent premium based on the closing stock price of $27.51 per share on July 19, 2006. Remaining proceeds will be used for working capital to develop New River’s sales and marketing capabilities for its lead product candidate, NRP104, including the proposed exercise of an option to co-promote NRP104 in accordance with a development and commercialization agreement with Shire plc (LSE:SHP; Nasdaq:SHPGY; TSX:SHQ), research and development of New River’s other product candidates and for general corporate purposes.

This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The notes and the shares of New River common stock issuable upon conversion have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About New River

New River Pharmaceuticals Inc. is a specialty pharmaceutical company developing novel pharmaceuticals that are generational improvements of widely prescribed drugs in large and growing markets.

New River Forward-Looking Statement

This press release contains certain forward-looking information that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward- looking statements are statements that are not historical facts. Words such as “expect(s),” “feel(s),” “believe(s),” “will,” “may,” “anticipate(s)” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of New River Pharmaceuticals, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in the New River Pharmaceuticals Inc. annual report on Form 10-K, filed with the SEC on March 15, 2006; the timing, progress and likelihood of success of our product research and development programs; the timing and status of our preclinical and clinical development of potential drugs; the likelihood of success of our drug products in clinical trials and the regulatory approval process; our drug products’ efficacy, abuse and tamper resistance, resistance to intravenous abuse, onset and duration of drug action, ability to provide protection from overdose, ability to improve patients’ symptoms, incidence of adverse events, ability to reduce opioid tolerance, ability to reduce therapeutic variability, and ability to reduce the risks associated with certain therapies; the ability to develop, manufacture, launch and market our drug products; our projections for future revenues, profitability and ability to achieve certain sales targets; our estimates regarding our capital requirements and our needs for additional financing; the likelihood of obtaining favorable scheduling and labeling of our drug products; the likelihood of regulatory approval under the Federal Food, Drug, and Cosmetic Act without having to conduct long and costly trials to generate all of the data which are often required in connection with a traditional new chemical entity; our ability to develop safer and improved versions of widely prescribed drugs using our Carrierwave(TM) technology; our success in developing our own sales and marketing capabilities for our lead product candidate, NRP104; and our ability to obtain favorable patent claims. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. New River Pharmaceuticals does not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in New River Pharmaceuticals’ annual report on Form 10-K, filed with the SEC on March 15, 2006, as well as other public filings with the SEC.

Contacts
The Ruth Group
John Quirk (investors)
646-536-7029
jquirk@theruthgroup.com

Zack Kubow (media)
646-536-7020
zkubow@theruthgroup.com